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                                                                    EXHIBIT 99.1



INTERMET CORPORATION
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501

[INTERMET LOGO]                                            NEWS RELEASE

                                                           For IMMEDIATE Release
                                                           Contact: Mike Kelly
                                                           INTERMET Corporation
                                                           248-952-2500


INTERMET SELLS NON-CORE MACHINING UNIT

MOVE CONSISTENT WITH STRATEGY OF FOCUSING ON CORE PRODUCTS

TROY, Mich. -- July 25, 2003 -- INTERMET Corporation (Nasdaq: INMT), one of the world's leading manufacturers of cast-metal automotive components, today announced that it has closed on the sale of its Frisby P.M.C. machining plant to JJL Group, LLC, based in Illinois. Terms of the agreement were not disclosed. Frisby P.M.C. was originally purchased by INTERMET as part of the Sudbury acquisition in January 1997.

The plant is located in Elk Grove Village, Illinois, and manufactures precision-machined components primarily for the automotive, truck and power tool markets. Frisby P.M.C. also serves as a Tier-2 machining supplier for several INTERMET casting plants. For the twelve months ended December 31, 2002, Frisby P.M.C. generated sales of $13.8 million.

"The sale of Frisby P.M.C. is in line with our strategy of focusing efforts on our core business, which is the casting of both light- and ferrous-metal components for the automotive industry," said Gary F. Ruff, President and CEO of INTERMET. "It is further evidence of our commitment to concentrate resources on growth opportunities for our foundries and casting plants. Frisby P.M.C. is a leader in its markets and we expect that it will continue to develop under the JJL Group."

INTERMET Vice President Todd A. Heavin said he expects the transaction to be beneficial for the employees of the plant. "Frisby and its employees are well-respected with a proud history of serving their customers, and the JJL Group has a reputation for managing high-quality manufacturing and assembly operations. At the same time, the sale of this plant will permit INTERMET's management team to more fully dedicate its efforts to the company's primary business activities," he said.


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INTERMET Corporation
July 25, 2003
Page 2


This transaction is expected to reduce INTERMET's third-quarter earnings by approximately 3 cents per diluted share. Cash proceeds from the sale will be used to reduce debt.

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. INTERMET's strategy is to be the world's leading supplier of cast-metal automotive components. The company has more than 5,500 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.

This news release may include forecasts and forward-looking statements about INTERMET, its industry and the markets in which it operates. Forward-looking statements and the achievement of any forecasts or projections are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed. Some of these risks and uncertainties are detailed as a preface to the Management's Discussion and Analysis of Financial Condition in the company's 2002 Annual Report for the year ended December 31, 2002.


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